As filed with the Securities and Exchange Commission on June 19, 2007

Registration No. 333-

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

___________________

QUEST DIAGNOSTICS INCORPORATED

(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1387862 (I.R.S. Employer Identification No.)

1290 Wall Street West Lyndhurst, New Jersey (Address)	07071 (Zip Code)

___________________

AMERIPATH GROUP HOLDINGS, INC. 2006 STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

(Full Title of the Plan)

___________________

Leo C. Farrenkopf, Jr. Vice President & Secretary Quest Diagnostics Incorporated 1290 Wall Street West Lyndhurst, NJ 07071 201 - 729 - 8330
(Name, address, and telephone number of agent for service)

___________________

CALCULATION OF REGISTRATION FEE
Title of Securities being registered	Amount being registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $.01, to be issued for awards under the AmeriPath Group Holdings, Inc. 2006 Stock Option and Restricted Stock Purchase Plan (the “AmeriPath Plan”)	621,474 (1)	$16.73 (2)	$10,397,260	$337.70

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant that may become issuable under the AmeriPath Plan in the event of certain changes in the issued and outstanding Common Stock, including by reason of any mergers, amalgamations, stock dividends, bonus issues, stock splits, subdivisions, recapitalizations or any other similar transactions, or similar transactions effected without the receipt of consideration that results in the increase in the number of the Registrant’s outstanding shares.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, using the fixed exercise price of $16.73 per share.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS*

This Registration Statement is being filed in connection with the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of April 15, 2007 among the Registrant, Ace Acquisition Sub, Inc. (“Merger Sub”), and AmeriPath Group Holdings, Inc. (“AmeriPath”) as amended by the Amendment to Agreement and Plan of Merger dated as of May 31, 2007. Pursuant to the Merger, Merger Sub merged into AmeriPath and the 8,958,805 vested AmeriPath options outstanding under the AmeriPath Plan were canceled in exchange for cash and the 2,971,605 unvested AmeriPath options that were outstanding under the AmeriPath Plan were converted into an aggregate of 621,474 options to acquire common stock of the Corporation at $16.73 per share, subject to the vesting and other terms set forth in the AmeriPath Plan and the applicable grant agreements.

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Information.

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated as of their respective dates in this Registration Statement and shall be deemed to be a part hereof:

(i)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and
(ii)	the description of the Registrant’s common stock contained in its Registration Statement on Form 10 (File No.1-12215) filed by the Registrant and declared effective on November 26, 1996.

All documents filed by the Registrant pursuant to Section 13(a) and 15(d) of the Exchange Act after December 31, 2006 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Leo C. Farrenkopf, Jr., Esq., Vice President, Secretary and Assistant General Counsel of the Registrant, has rendered an opinion as to the legality of the issuance of additional shares of common stock offered pursuant to this Registration Statement. Mr. Farrenkopf owns substantially less than 1% of the Registrant’s shares of common stock.

Item 6. Indemnification of Directors and Officers.

Limitation on Liability of Directors

Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (“DGCL”), Paragraph 11 of the Registrant’s Restated Certificate of Incorporation (“Paragraph 11”) eliminates the personal liability of Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty including, without limitation, directors serving on committees of the Registrant’s Board of Directors. Directors remain liable for (1) any breach of the duty of loyalty to the Registrant or its stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemption under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Paragraph 11 grants the Registrant’s directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party (1) by reason of the fact that they are or were directors or officers of the Registrant, or (2) by reason of the fact that, while they are or were directors or officers of the Registrant, they are or were serving at the request of the Registrant as directors or officers of another corporation, partnership, joint venture, trust or enterprise. Paragraph 11 further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to the Registrant by the Indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under Paragraph 11. The Registrant may not indemnify or make advance payments to any person in connection with proceedings initiated against the Registrant by such person without authorization of the Registrant’s Board of Directors.

In addition, Paragraph 11 provides that the directors and officers therein described shall be indemnified to the fullest extent permitted by Section 145 of the DGCL, or any successor provisions or amendments thereunder. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Paragraph 11 allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an

Indemnitee has ceased to be a director or officer of the Registrant and to inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Paragraph 11 further provides that the right to indemnification is not exclusive of any right which any Indemnitee may have or thereafter acquire under any statute, the Registrant’s Restated Certificate of Incorporation, any agreement or vote of stockholders or disinterested directors or otherwise, and allows the Registrant to indemnify and advance expenses to any person whom the Registrant has the power to indemnify under the DGCL or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant’s Restated Certificate of Incorporation authorizes the Registrant to purchase insurance for directors and officers of the Registrant and persons who serve at the request of the Registrant as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, or enterprise, against any expense, liability or loss incurred in such capacity, whether or not the Registrant would have the power to indemnify such persons against such expense or liability under the DGCL. The Registrant intends to maintain insurance coverage of its officers and directors as well as insurance coverage to reimburse the Registrant for potential costs of its corporate indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Quest Diagnostics Incorporated, a Delaware corporation, certifies that it has reasonable grounds to believe it meets all the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of New Jersey, as of the 18th day of June, 2007.

Quest Diagnostics Incorporated
(Registrant)

By: /s/ Surya N. Mohapatra
Surya N. Mohapatra, Ph.D., Chairman of the Board,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of the 18th day of June, 2007.

Each individual whose signature appears below constitutes and appoints Michael E. Prevoznik and Leo C. Farrenkopf, Jr., and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Capacity

/s/ Surya N. Mohapatra Surya N. Mohapatra, Ph.D.	Chairman of the Board, President and Chief Executive Officer and Director (principal executive officer)

/s/ Robert A. Hagemann Robert A. Hagemann	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Thomas F. Bongiorno	Vice President, Corporate Controller and
Thomas F. Bongiorno	Chief Accounting Officer (principal accounting officer)

/s/ John C. Baldwin	Director
John C. Baldwin, M.D.

/s/ Jenne K. Britell	Director
Jenne K. Britell, Ph.D.

/s/ William F. Buehler	Director
William F. Buehler

/s/ Rosanne Haggerty	Director
Rosanne Haggerty

/s/ Gary M. Pfeiffer	Director
Gary M. Pfeiffer

/s/ Daniel C. Stanzione	Director
Daniel C. Stanzione, Ph.D.

__________________________	Director
Gail R. Wilensky, Ph.D.

/s/ John B. Ziegler	Director
John B. Ziegler

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K (Date of Report: May 31, 2001)).

4.2

Amendment to the Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

4.3	Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Date of Report: March 28, 2007)).

4.4*	AmeriPath Group Holdings, Inc. 2006 Stock Option and Restricted Stock Purchase Plan.

4.5

Agreement and Plan of Merger, dated as of April 15, 2007, among Registrant, Merger Sub and AmeriPath (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Date of Report: April 15, 2007)).

4.6

Amendment dated as of May 31, 2007 to the Agreement and Plan of Merger, dated as of April 15, 2007, among Registrant, Merger Sub and AmeriPath (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (Date of Report: May 31, 2007)).

5*	Opinion of Leo C. Farrenkopf, Jr., Vice President, Secretary and Assistant General Counsel of Registrant, as to the legality of the securities registered hereby.
23.1*	Consent of PricewaterhouseCoopers LLP, as Independent Registered Public Accounting Firm.

23.2	Consent of Leo C. Farrenkopf, Jr., Vice President, Secretary and Assistant General Counsel of Registrant (included in Exhibit 5).

*	Filed herewith.